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                            SANTA FE GAMING CORPORATION
                                4949 NO. RANCHO DR.
                                LAS VEGAS, NV 89130

FOR IMMEDIATE RELEASE:
February 24, 1999

          SANTA FE GAMING CORPORATION ANNOUNCES FILING BY PIONEER FINANCE
              CORP FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LAS VEGAS, NEV. - Santa Fe Gaming Corporation ("SFGC") (AMEX:SGM), a diversified gaming company headquartered in Las Vegas, announced today that on February 23, 1999 its subsidiary, Pioneer Finance Corp., filed for relief under Chapter 11 of the United States Bankruptcy Code with the Bankruptcy Court for District of Nevada. The filing was made pursuant to the terms of Pioneer Finance Corp.'s previously announced consent solicitation related to Pioneer Finance Corp.'s 13-1/2% First Mortgage Bonds. In the consent solicitation, Pioneer Finance Corp. agreed to file for relief under Chapter 11 and seek confirmation of a plan of reorganization in which the bonds were treated in the manner described in the consent solicitation materials, and holders of approximately 75% of the outstanding bonds agreed to forbear from exercising remedies upon the failure to pay the bonds at the December 1, 1998 maturity and to vote in favor of such a plan. On January 14, 1999, three holders of the bonds who had not provided consents in the consent solicitation filed involuntary bankruptcy petitions with respect to both Pioneer Finance Corp. and Santa Fe Gaming, which has guaranteed the bonds. Santa Fe Gaming believes that creditors who filed the involuntary petition did not comply with the Bankruptcy Code requirements for making such a filing, and has filed a motion to dismiss the petition.

Management believes the voluntary petition filed by PFC and the involuntary petition against the Company will not affect day to day operations of the Pioneer Hotel & Gambling Hall, Laughlin, Nevada or at the Company's Santa Fe Hotel & Casino in Northwest Las Vegas. This press release contains forward-looking statements which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K as amended for the year ended September 30, 1998.

Santa Fe Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada. In addition, the Company holds several real estate parcels for future development within or in the area surrounding Las Vegas, Nevada.

CONTACT:       Thomas K. Land
               Chief Financial Officer
               Santa Fe Gaming Corporation
               702-658-4340